99.11

      ECSI INTERNATIONAL, INC. ENTERS INTO A STRATEGIC MARKETING AGREEMENT
             WITH TRANS SECURITY SYSTEMS & TECHNOLOGY LTD. OF ISRAEL

Clifton, NJ -August 3, 2004 - ECSI International, Inc. (ECSI), a division of Electronic Control Security Inc. (OTCBB: EKCS) a global leader in perimeter security systems today announced it has signed a strategic marketing and purchasing agreement with Trans Security Systems and Technology Ltd. a provider of proprietary fiber optic sensor systems designed for land and under water applications located in Israel. The agreement gives ECSI exclusive marketing rights to Trans' fence fiber optic systems for the Americas, Canada, Western Africa, the Middle East (except Israel) and Asia. ECSI has a three year option to acquire Trans Security Fence at an agreed to fixed price. ECSI projects it will generate sales for this product line in fiscal 2005, 2006 and 2007 at $1,250,000, $1,950,000 and $3,250,000 respectively.

Trans Security fence's patented fibernet technology sensors protect critical infrastructure in both land side and under water applications. ECSI will collaborate with Trans Security to develop new applications for fiber optic sensor systems for the $498,000,000 United States Air Force IBDSS program and other Homeland Security infrastructure projects.

"We are very impressed with Trans Security's advanced fibernet optic technology, and look forward to integrating their products for the USAF-IBDSS program and our existing distribution networks," said Arthur Barchenko, CEO of ECSI International, Inc. " ECSI's existing corporate and government customers are a great sales channel for this emerging technology. It's ECSI's goal to provide state of the art protection devices and technologies to our clients."

About Trans Security Systems and Technology

Trans Security Systems & Technology Ltd. is an internationally based security company, specializing in developing, manufacturing, marketing and installation of perimeter intrusion detection systems. The company has been active in the electronic surveillance field for 20 years and its products have a well-earned reputation of success, high performance and reliability. Trans Security's system is one of only three systems worldwide approved by the Israeli Ministry of Defense (MOD) and the Israeli Defense Force (IDF) for borderline fence intrusion detection. In addition to Israel, Trans systems are used around the world in both civil and military installations, i.e., borders, airports, prisons, oil refineries and pipelines.

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with Parsons Corp., ManTech International Co., ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit
www.anti-terrorism.com.

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com